Exhibit 12

OZIEL LAW 1110-5255 Yonge Street Toronto, ON M2N 6P4 (416) 900-0882

May 10, 2022	Our File No. 377100001

Board of Directors for RYSE Inc.

20 Camden St.

Toronto, ON M5V 1V1

Attention: Trung Pham

Dear Sirs/Mesdames:

Re:	RYSE Inc. Offering of Class B Common Shares

We have acted as Canadian counsel to RYSE Inc. (the “Corporation”) in connection with its offering (the “Offering”) of 25,000,000 Class B Common Shares (the “Offered Shares”) in the capital of the Corporation as described in the Corporation’s U.S. offering statement on Form 1-A and Canadian offering memorandum on Form 45-106F2 (together the “Offering Documents”).

In connection with rendering this opinion, we have, among other things:

1.	reviewed a draft of, but have not participated in the preparation of, the form of subscription agreement between the Corporation and each of the purchasers of the Offered Shares (the “Purchasers”) providing for the purchase by the Purchasers of Offered Securities (the "Subscription Agreements");

2.	examined, among other things,

(a)	an executed copy dated as of May 10, 2022 of the resolution passed by the board of directors of the Corporation, among other things, authorizing the Offering, the execution and delivery of the Subscription Agreements, and the completion of the transactions contemplated therein;

(b)	a certificate dated as of the date hereof of an officer of the Corporation (the "Officer's Certificate") with respect to certain factual matters;

(c)	a certificate of compliance (the "Certificate of Compliance") dated May 10, 2022, issued by the Innovation, Science and Economic Canada, in respect of the Corporation, a copy of which was delivered to you today; and

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3.	considered such questions of law, made such investigations and examined such originals, facsimiles or copies, certified or otherwise identified to our satisfaction, of such additional public and corporate records, records of corporate proceedings, certificates and other documents as we have considered relevant or necessary in order to render the opinion expressed below.

The opinion expressed herein is subject to the following exceptions, qualifications and assumptions:

(a)	we have assumed, with respect to all of the documents examined by us, the genuineness of all signatures, the legal capacity at all relevant times of any individual signing any of such documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as a certified or true copy or as a reproduction (including facsimiles, PDF, DocuSign and other electronic documents);

(b)	we have assumed that all persons other than the Corporation executing documents (including but not limited to the Subscription Agreements and the attachments thereto) have all requisite power and authority to enter into, execute, deliver and perform its obligations thereunder and that such documents have been authorized, executed and delivered by each of such parties and are legal, valid and binding obligations of each of them enforceable against each of such parties in accordance with their respective terms;

(c)	we have assumed that the Corporation and each of the Purchasers has executed and completed a Subscription Agreement including all attachments thereto, and that the representations, warranties and acknowledgements of the Purchasers contained in the Subscription Agreements are true and correct in every material respect;

(d)	we have assumed that the Corporation has complied with all applicable securities laws with respect to the Offering;

(e)	no opinion is being rendered with respect to the truth or accuracy of any of the Offering Documents or any portion thereof;

(f)	whenever our opinion refers to “fully paid and non-assessable”, no opinion is expressed as to the adequacy of any consideration received or to be received by the Corporation for the issuance of the Offered Shares;

(g)	we have assumed that the transfer agent of the Corporation shall have issued certificates representing the Offered Shares and have recorded in the register of shareholders the Purchasers who have purchased the Offered Shares in the Offering;

(h)	we have assumed that at the time of any distribution of or trade in securities of the Corporation hereinafter referred to, no order, ruling or decision granted by a securities commission, court of competent jurisdiction, regulatory or administrative body having jurisdiction is in effect that restricts any trades in such securities or that affects any person or company who engages in any such trades, including, without limitation, any cease trade orders; and

(i)	we have also relied, as to certain factual matters, upon the Officer's Certificate.

We are solicitors qualified to practice law in the Province of Ontario and we express no opinion as to the laws of any jurisdiction, or as to any matters governed by the laws of any jurisdiction, other than the laws of the Province of Ontario and the laws of Canada applicable therein. The opinion herein is based on the laws of the Province of Ontario and the laws of Canada applicable therein in effect on the date hereof.

We give no opinion as to the completeness or accuracy of information provided to the Purchasers in respect of the Corporation.

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Based on and relying upon the foregoing and subject to the qualifications hereinbefore and hereinafter set forth, we are of the opinion that:

1.	All necessary corporate action has been taken by the Corporation to authorize the issue of the Offered Shares, and the Offered Shares, when issued in accordance with the terms of the Subscription Agreements and upon receipt by the Corporation of consideration therefor, will be validly issued as fully paid and non-assessable Class B common shares of the Corporation.

This opinion relates exclusively to the transaction outlined above and is for the sole use and benefit of the persons to whom it is addressed. Accordingly, this opinion may not be delivered to, or relied upon, by any other person or used in connection with any other transaction without our prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein.

Yours truly,

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